Exhibit 99.3

Consent of Peter J. Solomon Company, L.P.

We hereby consent to (i) the inclusion of our opinion letter, dated February 19, 2013, to the Board of Directors of Office Depot, Inc. (“Office Depot”) as Annex C to the joint proxy statement/prospectus included in Amendment No. 1 to the Registration Statement on Form S-4 of Office Depot filed on May 21, 2013 (the “Registration Statement”) and (ii) all references to Peter J. Solomon Company, L.P. in the sections captioned “Summary—Opinions of Office Depot’s Financial Advisors”, “The Transactions—Background of the Transactions”, “The Transactions—Certain Financial Projections Utilized by Office Depot’s Board of Directors and Office Depot’s Financial Advisors” and “The Transactions—Opinions of Office Depot’s Financial Advisors”, of the joint proxy statement/prospectus which forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), joint proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

PETER J. SOLOMON COMPANY, L.P.

By:	/s/ Kenneth Baronoff
Kenneth Baronoff

New York, New York

May 21, 2013